Exhibit 10.1

MEMORANDUM OF JOINT RESEARCH AGREEMENT

ON

ZERO PRECIOUS GROUP METAL CATALYST

THIS MEMORANDUM, made and entered into as of 1st day of April, 2012 by and between Honda R&D Co., Ltd., a corporation organized and existing under the laws of Japan, having its principal place of business located at 3-15-1, Senzui, Asaka-shi, Saitama, 351-8555, Japan (hereinafter referred to as “Honda R&D”) and Catalytic Solutions, Inc., a corporation organized and existing under the laws of California, U.S.A., having its principal place of business located at 1621 Fiske Place, Oxnard, California 93033, U.S.A (hereinafter referred to as “CSI”).

WHEREAS, Honda R&D and CSI entered into JOINT RESEARCH AGREEMENT ON ZERO PRECIOUS GROUP METAL CATALYST dated 8th June, 2010 (the “Agreement”) of which expiry is March 31, 2012.

Honda R&D and CSI agree to make a memorandum of the Agreement as follows.

1.      The parties hereto agree to extend the term of the Agreement until March 31, 2014.

2.      Save to the extension of the period by the above provision, the terms and conditions of the Agreement shall remain unchanged and valid.

IN WITNESS WHEREOF, the parties have executed this MEMORANDUM by their duly authorized representatives as of the date first above written.

Honda R&D Co., Ltd.		Catalytic Solutions, Inc.

By:	/s/Fumihiko Nakamura	By:	/s/S.J. Golden
	Fumihiko Nakamura		Stephen J. Golden

Title:	Operating Officer	Title:	CTO
General Manager,
Administration Division

Date:	2012-03-29	Date:	2012-04-11

JOINT RESEARCH AGREEMENT

ON

ZERO PRECIOUS GROUP METAL CATALYST

THIS Agreement (“Agreement”), made and entered into on 8th day of June, 2010 between Honda R&D Co., Ltd., a corporation organized and existing under the laws of Japan, having its principal place of business at 3-15-1, Sansui, Asaka-shi, Saitama 351-8555 Japan (hereinafter referred to as “Honda R&D”) and Catalytic Solutions, Inc a corporation organized and existing under the laws of California, having its principal place of business located at 4567 Telephone Road, Suite 206 Ventura, California 93003, USA (hereinafter referred to as “CSI”) .

WITNESSETH:

WHEREAS, Honda R&D is engaged in, among other businesses, research and development of motorcycles;

WHEREAS, Honda Motor Co., Ltd; a parent company of Honda R&D (2-1-1 Minami-Aoyama, Minato-ku, Tokyo 107-8556 Japan, hereinafter referred to as the “Honda Motor”), is engaged in, among other businesses, manufacture, sell and distribute the motorcycles and other products designed by Honda R&D, and it owns all the intellectual property gained by Honda R&D;

WHEREAS, CSI is in the business of, among other things, designing, developing, manufacturing and selling of the catalyst technology;

WHEREAS, Honda R&D and CSI wishes to conduct advanced research development of the zero precious group metal catalyst to be applied to Honda Motor's motorcycles (hereinafter referred as to “Purpose”) under the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article 1. Definitions

Except where the context otherwise indicates or requires, wherever used in this Agreement, the following terms shall have only the meanings as defined in this Article.

1.1   The term "Product” shall mean the zero precious group metal catalyst compatible with emission regulation for 2010 and thereafter, as suitable for the use in motorcycle.

1.2   The term "Program" shall mean to research and develop the Product.

Article 2. Schedule and Responsibilities

2.1   Honda R&D and CSI shall confirm the intellectual property which exist in the Product before the Program starts. CSI shall purchase the commercially produced catalysts applied in Honda Motor's motorcycles and designated by Honda R&D and propose the specification which satisfy Honda R&D's require specification by providing Honda R&D with the Product samples. Honda R&D evaluates and confirms the performance of such Product samples. The specification proposed by CSI with first supply sample and performance confirmed by Honda R&D at this time of evaluation shall be referred to as the “Existing IP”. For the avoidance of the doubt, the specification modified based on Honda R&D's feedback shall be deemed and treated as Result defined in Article7.

2.2   Each party hereto shall perform the Program in accordance with the responsibilities (which roughly specified in Article 2.3) and the schedule (which roughly specified in Exhibit) separately agreed to by mutual consultation from time to time.

2.3   Unless otherwise agreed between the parties in writing, the parties hereto shall, in principle allocate their responsibilities regarding the Program as follows.

•   CSI’s responsibility;

CSI shall improve and modify the Product samples in accordance with the Honda R&D's instruction and supply improved Product sample to Honda R&D.

• Honda R&D's responsibility;

Honda R&D shall conduct the both stand alone-test and on-board test of the improved Product sample and validate the performance stability and cost competitiveness and extract the issue of mass production.

2.4   Both parties shall recognize that the target performance shall be modified during the course of the Program according to the introduction situation of emission regulation of each country, development status of competitors and another reason whatsoever, and both parties shall agree to continue the research and development for such new target performance unless otherwise there is a reasonable  reason.

2.5   The details of schedule and allocation of responsibilities specified in this Agreement shall  be attached as Exhibit hereto, and subject to modifications or additions which shall be from time to time agreed upon in writing between the parties hereto.

Article 3. Exchange of Information

3.1   Subject to the provisions of Article 6 hereof, each party hereto shall disclose to the other party such technical information and materials which such party possesses in connection with the Product as deemed necessary and useful to facilitate the performance of the Program; provided, however, either party shall not be required to disclose such information or material whose disclosure is prohibited under a contract between such party and a third party.

3.2   Each party shall keep the other party informed of the development, progress and current status of the Program.

Article 4. Expenses for Technical Development

Each party shall bear its own expenses in connection with the performance of the responsibilities allocated under the provisions of Article 2 hereof; provided that in case either party find themselves that they have to bear disproportionate amount of expenses, such party shall promptly notify the other party in advance, and supply the other party with a reasonable detailed description of such expenses, and the parties hereto shall endeavor forthwith to reach agreement upon an equitable basis of apportionment.

Article 5. Confidentiality

5.1   Each party hereto shall treat as confidential the fact of the execution of this Agreement, all information of a confidential nature (including, but not limited to, records, documents and other materials, and trade secrets and samples and prototypes) which may become known to or provided to either of them from the other (hereinafter referred to as “Confidential Information”).All Confidential Information disclosed under this Agreement shall, if it is in tangible or an electronic form, be clearly identified as being Confidential Information by an appropriate and conspicuous mark. If in an intangible form, it shall be identified as being Confidential Information at the time of disclosure and shall be confirmed as such in writing by the disclosing party to the receiving party within thirty (30) days of such disclosure. No party hereto shall reveal any Confidential Information to any third party (without prior written consent of disclosing party), and such Confidential Information shall be used only for the purposes for the Program.

5.2   The provisions of this Article 6 do not apply to Confidential Information which:

(1) falls legally into the public domain; or

(2) was already properly in the possession of the party concerned prior to it being communicated to such party; or

(3) is lawfully received by the disclosing party from a third party which to the receiving party's knowledge lawfully acquired the same from another and is not in breach of any confidentiality obligation owed to another; or

(4) is disclosed by the disclosing party to a third party without any restrictions on the third party’s right to disclose it to others; or

(5) is authorized in writing by the disclosing party to be released from the confidentiality and restricted-use obligations hereinabove described; or

(6) was independently developed for the receiving party by an employee thereof who had no knowledge of and /or access to Confidential Information.

5.3   The  parties hereto shall procure that all officers and employees of either of the parties to whom  information of  a  confidential  nature  received  from  the other party  or related  to the other party is disclosed  shall  keep such  information  confidential.

5.4   It is expressly understood that Honda R&D shall be entitled to disclose information of a confidential nature received from CSI to Honda Motor to the extent necessary in connection with the performance of the Program under this Agreement; provided, however, that Honda R&D shall cause Honda Motor to keep confidential such information.

5.5   All Confidential Information in tangible form including copies, will be destroyed or returned to the disclosing party promptly upon written request and will not thereafter be retained in any form by receiving party. All Confidential Information will also be deleted from receiving party's computer system to the greatest extent reasonably possible.

5.6   The obligations of the parties under this Paragraph shall remain in force until the relevant Confidential Information becomes public knowledge.

Article 6.   Intellectual Property

6.1   The ownership of the intellectual property right of the invention which is conceived or developed through this Program shall be determined as follows. For clarification of the ownership of such intellectual property, each party shall notify the other party with reasonable documents before application or any other procedures for registration. In this regard, all the right of Existing IP shall belong to CSI.

6.2   Any invention made solely by an officer(s) or employee(s) of one of the parties hereto without owing to any Confidential Information received from the other party shall be the sole property of the party who shall retain full ownership of any patent, utility model or other intellectual property rights thereon.

6.3   Unless otherwise agreed, any invention made jointly by an officer(s) or employee(s) of both parties hereto shall be jointly owned by Honda R&D and CSI and shall retain full ownership of any patent, utility model or other intellectual property rights thereon.

6.4   It is expressly agreed that Honda R&D shall be entitled to assign or license to Honda Motor its rights to the invention made during the performance of the Program hereunder.

Article 7. Result of the Program

7.1   Both parties from time to time or at the end of the Agreement shall discuss and specify all the result gained during the course of the Program including intellectual property right specified in Article 6 (hereinafter referred to as the "Result") and determine the ownership of such result. At this time, both parties shall decide the ownership of such  result based according to Article 6.2 and 6.3 above. Any new technical information created or found based on the Existing IP specified in Article2.2 shall be deemed as new result of this Program even if it is a combination of exiting technical information.

7.2   CSI recognizes and agrees that Honda R&D may use the result to product including but not limited to automobiles and power products in addition to motorcycles.

Article 8. Further Development and commercialization

8.1   It is hereby expressly understood by executing this Agreement that Honda R&D or Honda Motor shall not be deemed to have made any commitment of the procurement or commercialization of the Product or of any product similar to the Product.

8.2   Honda R&D and CSI shall discuss and decide whether to continue the Program once in every two (2) years or in case it needed, based on the progress of the Program and other information. Such discussion will be held two (2) months before or more before the date of termination of this Agreement.

8.3   In the event that Honda R&D and CSI decide to continue the further development based on the above mutual discussion, both parties commence discussion and negotiations for further research and development in good faith.

Article 9. Dispute with Third Parties

The parties hereto shall be cooperative with each other and consult in good faith with each other concerning filing objections or petitions related to a third party's application for patents or a third party’s patent concerning any disputes with a third party which are related to the Product or its related technology.

Article 10. Term and Termination

10.1 This Agreement shall become effective from the 21 day of August, 2009 and shall  continue until 31 day of March, 2012.Notwithstanding the foregoing, in case both  parties agree to carry on the Program based on the discussion stipulated in Article7.2, this Agreement shall be renewed for successive term of two (2) years after each term.

10.2 Either party may terminate this Agreement for failure of the other party to fulfill any of its obligations hereunder upon thirty (30) days notice in writing to the other party of its default or breach; provided, however, that if within thirty (30) days following such notice the other party shall fulfill its obligation, this Agreement shall continue in full force and effect as it would have done had such notice not been given.

10.3 Either party may forthwith terminate this Agreement by giving a notice to the other party, if the other patty becomes bankrupt or insolvent.

10.4 Upon termination of this Agreement, as provided herein, or by operation of law or otherwise, all rights and obligations hereunder shall terminate forthwith except:

(1) provisions under Article 5 hereof respecting confidentiality of information;

(2) the payment obligation, if any, which has become due prior to termination;

(3) each party’s right to any result made hereunder as provided in Article 6 hereof.

10.5 Upon termination of this Agreement, all equipment, tools and all other materials furnished by one party to the other shall be returned to the former upon its request or otherwise disposed of in accordance with instructions from the former party and at its expense, except for losses incident to testing. In this regard, CSI shall return HES, test manual and specification and other materials which Honda R&D designates including any copies to Honda R&D. CSI shall certify that such destruction or return has been fully completed.

Article 11. Force Majeure

Any failure of delay in performance hereunder by either party shall be excused if due to causes or events beyond its responsible control.

Article 12. Assignment

Neither party may assign this Agreement without first obtaining a prior written consent of the other party hereto except to a successor which has succeeded to substantially all of the business and assets of the assignor to which the subject matter of this Agreement relates and  which  assumes  in  writing  the  entire  obligation  of  the  assignor  hereunder.

Article 13. Limitation of Liability

Neither party shall be liable for personal injury or property damage caused by activities under this Agreement except in case of act by gross negligence.

Article 14. Governing Law

This Agreement shall be governed by, and construed in accordance with the laws of Japan.

Article 15. Dispute

All disputes which may arise between the parties hereto, out of or in connection with this Agreement shall be finally settled by arbitration in Tokyo, Japan in accordance with the Rules of the Japan Commercial Arbitration Association if the arbitration is requested by CSI; and by arbitration in California, United States in accordance with the Rules of the Arbitration Institute of the California Chamber of Commerce if the arbitration is requested by Honda R&D. The arbitration proceeding shall be conducted in English. The arbitration shall be conducted by three arbitrators. The award made in such arbitration shall be final and binding upon the parties.

IN WITNESS WHEREOF, the parties hereto have signed their duly authorized representative as follows.

Honda R&D Co. Ltd.		Catalytic Solutions, Inc

By:	/s/Fumihiko Nakamur	By:	/s/ S.J. Golden
	Fumihiko Nakamura		Stephen J. Golden

Title:	Operating Officer	Title:	Chief Technical Officer
General Manager, Administration Divisions

Date:	22, Jun, 2010	Date:	20 June, 2010